Conformed



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (date of earliest event reported) April 23, 1998


                             Beneficial Corporation
             (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                    No Change
         (Former name or former address, if changed since last report)





    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation, issued on April 23, 1998:




                  BENEFICIAL CORPORATION REPORTS 86% INCREASE
          IN FIRST-QUARTER EARNINGS TO $187.5 MILLION ON THE STRENGTH
                  OF LARGE GAIN ON SALE OF CANADIAN SUBSIDIARY

                   DILUTED EARNINGS PER SHARE INCREASE 86% TO
                         $3.34 FROM $1.80 A YEAR EARLIER


    WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported first-quarter earnings of $187.5 million, up 86% from earnings of $100.7 million in the first quarter of 1997. Diluted earnings per share also increased 86% to $3.34 from $1.80 in the 1997 period. 1998 results included a net aftertax, non-recurring gain of $110.8 million, or $1.99 per share, consisting of a $118.5 million gain on sale of the Company's Canadian consumer finance subsidiary, partially offset by a $7.7 million addition to tax reserves for certain outstanding tax issues. The quarter's earnings are the highest earnings for any quarter in Beneficial's history.

    Record earnings were achieved despite a decline in net aftertax profits from the Company's tax refund anticipation loan (RAL) business to $25.6 million ($42.6 million pretax) from $42.1 million ($70.1 million pretax) in the first quarter of 1997, reflecting certain limited measures taken by the Internal Revenue Service to delay payment on the returns of selected taxpayers claiming an earned income tax credit. Although it seems highly likely that some additional RAL profits will be recorded over the balance of the year, the Company's current expectation is that full-year RAL earnings will be approximately $50 million pretax in comparison to $73 million pretax for the year 1997. Removing the influence of the Canadian gain-on-sale, the addition to tax reserves, and the full impact of RAL profits in both years, the Company's earnings declined 13%, chiefly reflecting an increase in the loan loss reserve percentage.

    Finn M.W. Caspersen, chairman and chief executive officer, said, "Beneficial's operating results in the quarter were marked by improved operating efficiency and wider lending margins, with the lending spread on both an owned and managed basis exceeding 10% in the quarter. In addition, internally generated loan growth in our United States loan office system improved. However, the benefits of these improvements on earnings were offset by the increase in loan loss reserves.

    "With the April 7th announcement of our agreement to merge with
    Household International Inc., the future for Beneficial's shareholders, customers, and continuing employees is brighter than ever. We look
 ................................................................................
    forward to a speedy consummation of the merger, creating an extremely powerful diversified consumer lending enterprise. We are pleased that we were able to create a dramatic increase in total return for our shareholders through this transaction." Internally generated receivables growth in the U.S. loan office system for the quarter was $132 million, compared to a gain of $111 million a year earlier. In addition, portfolio acquisitions added $100 million to the 1998-quarter's total growth, while contributing $44 million in 1997.

    Total managed receivables at March 31 were $17,181 million, representing a decline of $762 million during the first quarter, resulting primarily from the sale of Canada's $800 million portfolio. Before the impact of the Canada sale, and excluding the impact of foreign exchange translation in both quarters, total managed receivables increased $18 million during the first quarter of 1998 compared to a decline of $43 million a year earlier.

    Receivables of Beneficial National Bank USA (BNB USA), our private-label credit card bank, declined $311 million in the quarter, compared to a decline of $222 million during the first quarter of 1997. In both years the decline reflected the paydown of certain maturing same-as-cash portfolio tranches in addition to the planned run-off of certain convenience user balances in 1998.

    First-quarter chargeoffs increased to $121.8 million from $92.9 million in the first quarter of 1997. As an annualized percentage of average owned receivables, net chargeoffs increased to 3.26% from 2.56% a year earlier, but were unchanged from the fourth quarter of 1997. As a percentage of average managed receivables net chargeoffs increased to 2.75% from 2.22% a year earlier and 2.73% in the fourth quarter of 1997.

    All owned receivables delinquent two months and greater on a contractual basis increased to 4.33% from 3.70% a year earlier, but were up only slightly from 4.24% at the end of 1997. Examining delinquency of all managed receivables exhibits a similar pattern as managed delinquency increased to 4.16% at March 31, up from 3.58% a year earlier, and 4.02% at year-end 1997.

    At March 31, the allowance for credit losses was $554.3 million, or 3.81% of outstanding owned receivables, compared to 3.73% of owned receivables at December 31, 1997, and 3.39% of outstanding owned receivables at March 31, 1997.

    Other comprehensive income, which includes foreign currency translation adjustments and unrealized gains and losses on the available-for-sale investment portfolio, was $20.7 million compared to a loss of $7.6 million in the first quarter of 1997. The increase in 1998 is largely the result of the reclassification to net income of accumulated foreign currency translation losses related to the sale of the Canadian operation. Accordingly, total comprehensive income increased to $208.2 million for the first quarter of 1998, versus $93.1 million in the prior-year first quarter.

 ................................................................................
    Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, the United Kingdom and Ireland.



                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BENEFICIAL CORPORATION
                                            (Registrant)


                                  By /s/ Samuel F. McMillan
                                     Samuel F. McMillan
                                     Senior Vice President
                                       and Treasurer

    Dated:  April 23, 1998